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[EquiTrust letterhead]


                                         September 24, 2001



EquiTrust Life Insurance Company
5400 University Avenue
West Des Moines, Iowa 50266

Gentlemen:

This opinion is furnished in connection with the registration by EquiTrust Life Insurance Company of a flexible premium variable life insurance policy ("Policy") under the Securities Act of 1933, as amended. The prospectus included in Post-Effective Amendment No. 5 to the Registration Statement on Form S-6 (File No. 333-62221) describes the Policy. I have provided actuarial advice concerning the preparation of the policy form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that:

(1) The illustrations of death benefits and accumulated values included in Appendix A of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable for policyowners at the ages illustrated than for policyowners at other ages.

(2) The information contained in the examples set forth in Appendix B of the Prospectus, based on the assumptions stated in the examples, is consistent with the provisions of the Policy.

(3) The fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 5 to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

                                         Sincerely,

                                         /s/ Christopher G. Daniels

                                         Christopher G. Daniels, FSA, MAAA
                                         Life Product Development and Price Vice
                                         President
                                         EquiTrust Life Insurance Company